Filed by Spectrum Brands, Inc.
pursuant to Rule 425 under the Securities Act of 1933
and deemed filed under Rule 14a-12 of the Securities Exchange Act of 1934

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

This Communication is being made in respect of the proposed business combination involving Spectrum Brands and Russell Hobbs. In connection with the proposed transaction, Spectrum Brands plans to file with the SEC a Registration Statement on Form S-4 that includes the proxy statement of Spectrum Brands and that also constitutes a prospectus of Spectrum Brands. The definitive Proxy Statement/Prospectus will be mailed to stockholders of Spectrum Brands. INVESTORS AND SECURITY HOLDERS OF SPECTRUM BRANDS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Spectrum Brands through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained on Spectrum Brands’ website at www.spectrumbrands.com.

PROXY SOLICITATION

Spectrum Brands, Russell Hobbs and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Spectrum Brands and Russell Hobbs stockholders in favor of the acquisition. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Spectrum Brands and Russell Hobbs stockholders in connection with the proposed acquisition will be set forth in the Proxy Statement/Prospectus when it is filed with the SEC. You can find information about Spectrum Brands’ executive officers and directors in its annual report on Form 10-K filed with the SEC on December 29, 2009. You can obtain free copies of these documents from Spectrum Brands in the manner set forth above.

SPECTRUM BRANDS

Moderator:          Carey Phelps
February 09, 2010
4:00 p.m. CT

Operator:
Good afternoon, my name is (Christopher) and I will be your conference operator today.  At this time, I would like to welcome everyone to the Spectrum Brands’ first quarter fiscal 2010 earnings conference call.  All lines have been placed on mute to prevent any background noise.  After the speaker’s prepared remarks, there will be a question and answer period.  If you would like to ask a question during that time, simply press star then the number one on your telephone keypad.  Should anyone need assistance at any time during this conference, please press star then zero and an operator will assist you.  As a reminder, ladies and gentlemen, this conference is being recorded today, Tuesday, February 9th, 2010.  Thank you.

I would now like to introduce Ms. Carey Phelps, DVP of investor relations. Ms. Phelps, you may begin your conference.

Carey Phelps:
Thanks, (Christopher).  Good afternoon and welcome to our first quarter fiscal 2010 earnings and investor update call.  With me today are Kent Hussey, our chief executive officer, Tony Genito, chief financial officer – and Tony Genito, sorry.  In addition, Terry Polistina, CEO of Russell Hobbs, is on the phone with us, as well.

Before we begin, let me remind you that our comments this morning – today include forward looking statements, including our outlook for the full year of fiscal 2010 and beyond.  These statements are based on management’s current expectations, projections and assumptions and are by nature uncertain.  Actual results may differ materially.  Due to that risk, Spectrum Brands encourages you to review the risk factors and cautionary statements outlined in our press release dated February 9th, 2010 and in our most recent Form 10-K.  We assume no obligation to update any forward-looking statements.

Additionally, please note that we will discuss certain non-GAAP financial measures during our remarks, including adjusted diluted earnings per share, adjusted EBITDA and net sales excluding foreign exchange translation.  Spectrum Brands management uses these metrics because it believes that they, one, provide a means of analyzing the company’s current and future performance and identifying trends and two, provides further insight into our operating performance because they eliminate certain items that are not comparable either from one period to the next or from one company to another.

Additionally, I should point out that adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining the company’s debt covenant compliance.  While Spectrum Brands’ management believes that these non GAAP financial measures I just mentioned are useful supplemental information, such adjusted results are not intended to replace the company’s GAAP financial results and should be read in conjunction with those GAAP results.

I’d like to caution the audience that although net income is the GAAP measure from which adjusted EBITDA is derived, projected adjusted EBITDA results discussed during this call may differ significantly from net income results due to factors not included in the calculation of adjusted EBITDA.  For completed quarters, we’ve provided reconciliations of adjusted EBITDA to the comparable GAAP metrics in table four of our press release issued this morning, which has been furnished on a Form 8-K filed with the SEC.  A copy of the 8-K is also available on our Website, www.spectrumbrands.com under the investor relations section and we will provide reconciliations of net sales excluding foreign exchange during this call.

As a reminder in connection with the company’s emergence from Chapter 11 on August 28th, 2009, we adopted fresh start reporting on August 30th, 2009.  At that time, the recorded amount of the company’s assets and liabilities were adjusted to reflect their fair value.  As a result, the reported historical financial statements of the predecessor company are not comparable to those of the successor company, whose results encompass the results of operations on or after August 30th, 2009.

As a final note, during the course of our comments today, unless we say otherwise, current year results relate to the fiscal first quarter of 2010 while any references to prior year results are for the fiscal first quarter of 2009.

Thank you for your attention to these details. At this point, I’ll turn the call over to Kent.

Kent Hussey:
Thanks, Carey.  Good afternoon, everybody.  Thank you for joining us.  Sorry we had to postpone our call that was scheduled for this morning this afternoon, but as I’m sure you can understand we were somewhat busy today.

In addition to our positive, extremely positive first quarter fiscal 2010 earnings news today, we announced that we intend to add the Russell Hobbs network of well known and respected home appliance brands into the Spectrum operating structure to form a new $3 billion global consumer products company.  This is very exciting news for us and we hope you share our enthusiasm for this transaction.

As noted in our press release issued about this announcement, this combination will create a larger global consumer product company with an expanded personal care and kitchen electric appliance segment with a strong balance sheet, significant synergies and enhanced growth opportunities.  We also will achieve an improved capital structure, with lower leverage, lower cost of combined debt, extended maturities and enhanced liquidity.  Both Spectrum Brands and Russell Hobbs offer consumers through top tier retail stores some of the best-known products in their market categories.  These include Remington, Rayovac, Varta, HotShot, Cutter, Repel, Spectracide, Nature’s Miracle, Dingo, Tetra, 8 in 1 and others in the Spectrum Brands portfolio.

With me today is Terry Polistina, CEO of Russell Hobbs.  Russell Hobbs brings consumers an array of products under the brands of Black & Decker, George Foreman, Russell Hobbs and others that Terry will mention in a minute.  He’ll tell us more about the company’s products and key markets.  Before that, let’s look at more of the details of this transaction.  This will be an all stack transaction that values Spectrum at an enterprise value of $2.6 billion or $31.50 per share net of Spectrum’s outstanding indebtedness and that values privately held Russell Hobbs at $675 million or $661 million net of debt.  The combined company will operate under the Spectrum Brands name and the current management team will remain in place.  Terry will then lead a fourth reporting segment which will made up of the existing Russell Hobbs portfolio of home appliance brands.  Terry will also join our leadership team, currently composed of myself, Tony Genito, our CFO, Dave Lumley, president of global batteries, personal care and home and garden and John Heil, president of global pet supplies.

Our remaining reporting segments, global batteries and personal care, global pet supplies and home and garden will continue to remain autonomous and focus on achieving profitable growth under the current management structures.  As I mentioned, this will create a new global consumer products company with solid growth opportunities.  When you include Russell Hobbs’ approximately $800 million in annual revenues, the combined company is expected to deliver approximately $3 billion in annual revenues with between $430 million and $440 million of adjusted EBITDA in fiscal 2010.  Synergies, primarily related to administrative, IT and supply chain functions are expected to total between $25 million and $30 million.  We anticipate this level of cost reduction to be achievable within the next 24 months.

The transaction is expected meaningfully improve Spectrum’s leverage ratio, which stood at 4.7 times at the end of our fiscal first quarter ended January 3rd, 2010.  Following the refinancing of our secured term debt and ABL facility, the new combined entity is expected to have a leverage ratio of approximately 3.8 times at the end of fiscal 2010.  A new $300 million DBL facility, which will be available for working capital needs, is expected to provide additional liquidity.  Other key details of this transaction are in the press release that was distributed this morning and in the presentation filed in an 8-K this afternoon, which is also available on our Website.  Let me note that as part of this transaction, the combined companies have received commitments from Credit Suisse, Bank of America and Deutsche Bank for approximately $1.8 billion in financing in order to refinance Spectrum Brands’ existing senior debt, a portion of Russell Hobbs’ existing senior debt through a combination of new term loans, new senior notes and a new $300 million ABL revolving facility.

With current maturity dates of 2012 on Spectrum’s current term loans and ABL, the refinancing contemplated, as part of this transaction will provide loans that will expire in 2016 and notes that will expire in 2017.  This will provide an enhanced long-term capital structure to support the combined company’s strategic business objectives.  It’s also expected, based on the economic profile of the company, as well as the current market conditions, that we will achieve lower costs on our combined debt than we have today.

Upon closing, current shareholders of Spectrum will receive one share of the new combined company or new co, for each share they hold in Spectrum Brands.  We expect the deal to close this summer, subject to shareholder and antitrust approvals, a 45-day go shop period, closing of the new financing and other customary closing conditions.  We also plan to relist Spectrum Brands’ common stock in a major exchange, either the New York Stock Exchange or NASDAQ before the transaction closes.  As you know, we’re now trading under the symbol SPEB on the over the counter bulletin board.

I’d like to turn the call over to Terry Polistina to tell you a little bit more about Russell Hobbs before we come back and talk about our first quarter. Terry?

Terry Polistina:	Thank you, Kent.

This is exciting news for Russell Hobbs.  The great thing about this deal is the strong brands each company brings to the picture, but there’s more.  Spectrum Brands, Russell Hobbs’ retail customers, product lines and supply chains are well aligned which allow the combined company greater operating synergies, as well as a broader portfolio of brands and products for our retail customers.  The combination of this enhanced portfolio, the global distribution platforms that we each bring together will enable us to deliver greater value to our consumers, our customers and our shareholders.

As Kent said, Russell Hobbs is a leader in the small appliance household industry.  We have great brands and leading market share in many product categories.  Among our portfolio of well-recognized brand names are Black & Decker, George Foreman, Russell Hobbs, LitterMaid, Juiceman, Breadman, ToastMaster and Farberware.  Like Spectrum, our customers include large mass merchandisers, specialty retailers, distributors in North America, South America, Europe and Australia.  We have long standing relationships with our customer and supplier base and a worldwide organization that has extensive experience in the consumer products industry with specific experience in the small appliance sector.

The Black & Decker brand for years has been the top single brand in our industry with leading market share in irons and toaster ovens.  George Foreman is the dominant brand with the number one market share in the contact grill category and we’ve pioneered the growth of the automated litter box category under the LitterMaid brand through research, design and engineering in the pet category.  This deal will enable us to become part of a larger organization with a greater breadth of products, a strengthened international presence and an expanded retailer network.  We believe that the combination will allow us to better realize the value of our existing assets and take advantage of our strong brand equity.

In addition, we and Spectrum share a dedication to develop – the development of quality products that serve consumer’s needs.  We are confident that this deal will enable us to continue to use our knowledge and abilities to deliver exceptional benefits to customers while offering stockholders the opportunity to participate in substantial value creation through the combined company.

I look forward to working with the combined team to realize these significant opportunities. Kent?

Kent Hussey:
Thanks, Terry.  One of the key players in this transaction, as I’m sure you’re all aware is Harbinger Capital Partners.  Harbinger has been an investor and believer in both Spectrum Brands and Russell Hobbs for many years.  They’ve expressed their confidence that the combination of these companies will, over time, deliver increased financial value to all stakeholders.  The increased liquidity and the enhanced capital structure of the emerging enterprise will enable management to enhance the financial value in the market share of these synergistic businesses.  There are many steps ahead to completing this transaction, however, with the financing commitments in place and the clear financial benefits to the company, we’re confident that this transaction will succeed.

I know you have many questions that over time we will do our best to answer.  We’re very early in this process and probably don’t have the level of detail prepared that you are looking for today, but I assure you we’ll keep you updated through the various news releases and other communications in the weeks and months ahead.

At this time, though, let me move on to discuss what we’ve originally scheduled to talk about this morning, our first quarter of fiscal 2010 earning results.  Expanding upon the good news I shared with you a few weeks ago during our last conference call, holiday season was a good one for Spectrum Brands.  Sales grew year over year in both the global battery and personal care segment, as well as in the global pet supply segment and importantly, the hard work we’ve done to reduce costs across the board brought the pick up in sales directly to our bottom line.  We reported a GAAP net loss of $60.2 million, which includes a number of non-recurring items that Tony will explain later in the call.

Relative to our ongoing operations, we reported sales growth of 7.9 percent over the first quarter of fiscal 2009 and consolidated adjusted EBITDA of $81.4 million, up 51.6 percent over the first quarter of fiscal 2009.  This gain was most pronounced in our global battery and personal care segment where our market share positions have improved over the past year.  Consumers and our customers appear to be realizing the benefits of choosing Spectrum Brands’ products, which as you know provide quality as good or better than our competitors at an attractive price.

So to sum up our results for the quarter, consolidated net sales for the first quarter of fiscal 2010 were $591.9 million compared with $548.5 million for the same period last year.  This growth was driven primarily by North American battery sales, strength in European shaving and grooming and in global companion animal, as well as the start of a recovery in Latin America.  The company also benefited from $28.9 million in positive foreign exchange impacts on our sales for the quarter.  Excluding foreign exchange, our sales were up 2.7 percent.  Including various items, many related to fresh start accounting, as well as cost related to the bankruptcy, we reported a GAAP net loss of $60.2 million for the quarter compared with a net loss of $112.6 million for the same period last year.

Again, consolidated adjusted EBITDA for the quarter was $81.4 million, significantly above the adjusted EBITDA for the first quarter of fiscal 2009.  Included in this quarter’s results are $7.9 million of foreign exchange impacts.  However, even excluding the pick up from foreign exchange, our adjusted EBITDA was up 36.9 percent over the same period last year.  Our initiatives to right size our business and cost structures have been successful.  These measures coupled with top line growth in many of our key product lines have allowed us to deliver adjusted EBITDA results well ahead of last year and ahead of our projections provided during our chapter 11 case this past summer.  I’ll get into some of the more specific detail on where we’re seeing the most progress in my segment review.

As we look out further into the year, increased competitive pressures, particularly in the global battery and personal care segment, and the economic conditions will likely pressure our top line.  So I’ll provide specific details on our expectations during my conclusion to the call.  Now let me turn to the segment reports.  I’ll start off with global batteries and personal care.

Led by continuing strength in North American batteries, the global battery and personal care segment reported net sales of $428.6 million for the quarter, up 10.1 percent over the same period last year.  Excluding positive foreign exchange impacts of $25 million, net sales for this segment were up 3.7 percent with increases in battery, shaving and grooming and women’s hair care.  With double digit increases in North American battery sales, global battery sales, excluding personal care, this is just global battery sales for the quarter, were $243.7 million, up from $220.7 million for the same period last year.  Foreign exchange benefited these results by $14.2 million.  By region, North America delivered battery sales of $97.4 million for the quarter, which was up 10.7 percent over the same period last year.  This growth was even more remarkable as the battery category recorded a high single digit decline during this period.

European battery sales were positively impacted by foreign exchange of $10.3 million.  However, our voluntary exit of unprofitable or marginally profitable SKUs and accounts offset that gain resulting in first quarter sales of $100.8 million for European batteries compared with $94.8 million for the same period last year.  More importantly, we’ve seen the shift to private label in western Europe abate over the past year.  Specifically in Germany, our largest market in Europe, we’ve achieved modest share gains at the expense of private label.  We are also optimistic that we’ll see good growth in the foreseeable future across Eastern Europe as we leverage our infrastructure across the region.

In Latin America, as I said on our last call, we’ve launched new marketing campaign which promotes our value positioning in that region as we have so successfully done here in the U.S.  As a result of this initiative, as well as what appears to be an improving economic situation, Latin American battery sales were $45.5 million for the quarter, up 19.9 percent over the same period last year.  Excluding positive foreign exchange impacts of $3.3 million, Latin American battery sales were up 11.3 percent.  While we’re still cautious about the overall economic situation in the region, we are optimistic with the early results of our shift in messaging and believe that we are well positioned to see continuing improvement in Latin America for the full year 2010.

We also saw strong results at Remington for the quarter.  Net sales were $162.8 million compared with $144.9 million for the same period last year.  Foreign exchange benefited these results by $9.7 million.  Even excluding the foreign exchange impact, Remington sales were up a solid 5.7 percent over last year as the result of good holiday sales.  Despite a slow economy, our outstanding product innovation and design capabilities have helped us achieve success in several industry categories within Remington.  For example, our U.S. hair care product segment is the only growing retail brand over the last 52 weeks ended November 28th according to Nielsen Research.  On the men’s side of the business, the successful launch of our Flex 360 rotary and pivot and flex foil shavers has grown market share around the globe.  This is particularly evident in the U.S. where Remington is now the number two shaving brand over the last 52 weeks, ending 11/28.  During the holiday season, we surpassed Braun as the number one foil brand in the market.  Remington U.S. also has maintained its number one slot in both men’s grooming and women’s shave and grooming over the last 52 weeks.

From a profitability standpoint, the GBPC team has done a tremendous job creating a lean and highly efficient cost structure.  As a result, our increases in volume are directly benefiting our adjusted EBITDA.  For the quarter, the global battery and personal care segment delivered adjusted EBITDA of $70.2 million compared with $53.2 million for the same period last year, up 31.9 percent.  Foreign exchange impacts benefited EBITDA by $7.3 million for the quarter.

Turning now to the global pet supply segment.  With solid growth in companion animal, led by strong sales of our Dingo and Nature’s Miracle branded products, plus $3.8 million in positive foreign exchange impacts, we reported $137 million in sales for the global pet supply segment for the first quarter.  In comparison, sales were $132 million for the same period last year.  Within companion animal, domestic sales still account for greater than 90 percent of our revenue.  However we are quickly growing our international presence leveraging our broad distribution channels at Tetra in both Europe and Japan.  Companion animal sales were up 7.7 percent over the first quarter of last year.

Turning to the aquatic side of our business, solid results in our consumable products partially offset by ongoing declines in the higher priced sales of equipment.  Notably, U.S. aquatic sales were roughly flat and European aquatic sales were down slightly year over year.  Overall, aquatic sales were up one percent over last year for the quarter due primarily to foreign exchange impacts.  Adjusted EBITDA for the global pet supply segment improved 25.7 percent for the quarter to $22.1 million as we continued to benefit from aggressive operating expense reductions and pricing initiatives.  In comparison, adjusted EBITDA for the first quarter of fiscal 2009 was $17.6 million.

Turning now to our home and garden segment.  Due to the normal seasonality of this business, where our first quarter typically counts for less than 10 percent of annual sales, we reported $26.3 million of sales for the home and garden segment, essentially the same as the $26.8 million we reported for the same period last year.  From a profitability standpoint, our expense management, facility consolidation initiatives have clearly benefited the bottom line.  As a result, we reported an adjusted EBITDA loss of $4.3 million this year, an improvement of 46.9 percent over last year when we recorded an adjusted EBITDA loss of $8.2 million during the comparable quarter.

So now after reviewing our three business units, let me turn the call over to Tony to give you some financial highlights. Tony?

Tony Genito:	Thanks, Kent.

I’d like to start by commending our teams for an outstanding quarter with strong growth in both sales and adjusted EBITDA.  Let me begin the financial review with a brief discussion of a few unusual items that we recorded this quarter, which have been excluded from our calculation of adjusted earnings per share.  First, during our call on January 6th, I spoke at length regarding our adoption of fresh start reporting, which included a re-valuation of all of our assets and liabilities.  As a reminder, while these adjustments do not and will not have a cash impact, certain of the re-valuations will impact operating results as the revalued assets or liabilities are depreciated or amortized through our operating results.

As of August 30th, 2009, our inventory was revalued using an increase – resulting in an increase of approximately $49 million.  The impact of this re-valuation is to decrease our gross profit and gross profit margin as this higher valued inventory rolls through our cost of goods sold.  Sixteen million dollars of this re-valuation flowed through cost of goods sold during fiscal 2009 and $34.5 million pretax or $22.4 million after tax of this inventory re-valuation was recorded during the first quarter of fiscal 2010.  No further inventory re-valuations associated with the fresh start reporting will be recorded in future quarters.  You may recall that last quarter I estimated the amount of – for fiscal 2010 would be $33 million pretax.  The small variance is due to the impact of foreign exchange.

Also during the first quarter, we recorded restructuring and related charges of $6.4 million pretax or $4.2 million after tax primarily driven by the global cost reduction efforts we initiated in 2009.  During the quarter, we also recorded $3.6 million pretax or $2.4 million after tax primarily related to professional fees related to our voluntary filing and subsequent emergence from chapter 11.  We anticipate that all significant charges associated with our chapter 11 filing are now behind us.   We recorded a net loss of $2.7 million for the discontinued growing products portion of the home and garden business, which we shut down earlier last year.  During the quarter, we also recorded a $34.7 million adjustment to income tax expense to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.  We recorded a benefit of $4.7 million pretax or a $3.1 million after tax related to expiring taxes and related penalties associated with the company’s provision for presumed credits applied to the Brazilian excised tax on manufactured products which expired this quarter.  And finally, we recorded $2.4 million pretax or $1.6 million after tax of legal and professional fees incurred during the quarter in connection with the transaction we announced today.  Once adjusted for these items I just discussed, our GAAP loss of $2.01 per share turns to adjusted earnings per share of 16 cents.

With those items behind us, let me move on to the remaining key elements of our operating results.  Just as a reminder, as a result of our adoption of fresh start reporting, the re-valuation of our assets upon emergence from chapter 11 have resulted in higher depreciation and amortization expense for fiscal 2010 as compared with the prior year.  This increased depreciation and amortization was also not included in our projections for fiscal 2011 and beyond.  Since these higher depreciation costs are reflected in part in higher cost of goods sold, their impact will be to dampen gross profit and gross profit margin.  Operating expenses will also be impacted in part by the higher depreciation and by the higher amortization expense.

As mentioned on our last call, we expect to record approximately $60 million of depreciation expense for fiscal 2010 compared with $35 million to $40 million annually for fiscal 2011 and beyond.  Annual amortization expense associated with our intangible assets should be in the $40 million range for fiscal 2010 and beyond.  Gross profit for the quarter, including the higher depreciation costs associated with the fresh start reporting, was $184.5 million compared with $189.9 million for the first quarter of fiscal 2009.  Operating expenses for the first quarter were $165.7 million, slightly up from last year’s level of $164.7 million.  However, included in this quarter’s operating expenses are approximately $7.1 million of negative foreign exchange impacts and as I previously mentioned, the higher depreciation and amortization expense related to our adoption of fresh start reporting.  Operating expenses, as a percent of sales, improved to 28 percent this quarter from 30 percent for the same period last year.  Corporate expenses for the quarter increased to $12.3 million compared with $8.5 million for the same period last year.  This increase of $3.8 million was primarily due to $3.2 million of restricted stock amortization recorded during the first quarter of fiscal 2010 coupled with $3.4 million of legal and professional fees associated with the transaction we announced today offset by lowering spending as we continued to keep a strong focus on cost control.

Interest expense for the quarter was $49.5 million, down from $52.4 million during the first quarter of fiscal 2009 reflecting our new capital structure.  Cash interest paid for the first quarter of fiscal 2010 was $24 million compared with $57 million for the same period last year.  We continued to expect $200 million in interest expense and approximately $130 million in cash interest for the full year fiscal 2010.  Interest expense is higher than cash interest primarily due to the fact that we will accrue approximately $27 million in interest on our pick notes during fiscal 2010 that, in accordance with our credit agreements, will be paid in kind rather than in cash.  In addition, as I mentioned on our last call, in connection with the re-valuation of our debt upon our exit from chapter 11, we recorded a net discount of approximately $79 million principally related to our term loan, which will be amortized over the life of the debt.  As a result, there will be an accretion to the debt balance with a corresponding increase to interest expense with the ultimate result being that debt is once again stated at par upon maturity.  During fiscal 2010, the non-cash amortization associated with this discount, which will be recorded as interest expense, will approximate $27 million.

Moving on to taxes, for the quarter, we recorded $22.5 million of income tax expense related to continuing operations compared with $15.6 million for the same period last year.  I know it is not intuitive to have tax expense recorded when you have a GAAP book loss, but this is a function of the fact that we are global company that has income in foreign jurisdictions and a loss in the U.S.  Since we have recorded a valuation allowance against our U.S. net operating losses, while we record tax expense on our foreign income, we are not able to benefit our loss incurred in the U.S.  Cash taxes for the quarter were $4.3 million compared with $5.7 million for the first quarter of fiscal 2009.

During our last call, I spoke in length about our net operating loss carry forwards.  However, this is an area where we have gotten quite a few questions, so let me help you better understand our tax position.  As of September 30th, 2009, we have U.S. federal and state net operating loss carry forwards of $598 million and $643 million respectively, which will expire between 2010 and 2029.  We also have foreign net operating loss carry forwards of $138 million, which will expire beginning 2010, however, certain of these foreign net operating loss carry forwards have indefinite carry forward periods.  As a result of several deemed changes in ownership over the past year and based on the limitations imposed by Internal Revenue code section 382 concerning changes in ownership, we currently believe that we’ll be able to utilize approximately $450 million of our U.S. federal net operating loss carry forwards and approximately $332 million of our state net operating loss carry forwards.  Based on the NOLs available for future use and our internal financial projections, we do not expect to be a U.S. taxpayer for at least the next five years.

As mentioned on our last call, we continue to expect to incur approximately $34 million of cash taxes during fiscal 2010 and again, this is predominantly related to foreign jurisdictions.  For 2011 and beyond, I would anticipate our cash taxes to approximate $30 million a year.

Let me now turn to liquidity.  We ended the first quarter of fiscal 2010 with $63 million in cash.  As of the end of the quarter, approximately $1,334,000 was drawn under our senior term credit facilities and approximately $72 million was drawn on our $242 million ABL facility.  Now this includes the $197 million revolving loan commitment and the $45 million supplemental loan commitment.  As we previously reported during fiscal 2009, we shut down the growing products portion of our home and garden business.  This business had a voracious appetite for working capital.  As a result of our exit from this business and given the seasonality of our remaining businesses, we now expect a typical annual peak draw on our $242 million ABL to be approximately $110 million to $120 million, with that peak occurring in the April to May timeframe.

In addition, we also anticipate generating annual free cash flow, which is defined as operating cash flow less capital expenditures, to be in excess of $100 million annually.  However, for fiscal 2010, we are incurring significant cash payments that are a hangover from our 2009 chapter 11 filing that will not occur in the future.  As a result, the peak draw on our $242 million ABL facility for fiscal 2010 will likely approximate $155 million to $165 million for the year rather than the more typical levels I just discussed that we would expect for 2011 and beyond.  We anticipate paying off our ABL, excluding the $45 million supplemental loan, by September 30th, which is the end of our fiscal year and represents the low point of our investment in working capital.

In summary, we started out fiscal 2010 with a very strong quarter.  Despite a relatively weak economy, during the holidays, customers appeared to appreciate the value brands we provide giving us expanded market share in many of our key product categories.  I’m pleased with the hard work and dedication our teams have demonstrated, achieving a low cost, but highly efficient operating structure, which should continue to provide positive results for us in the quarters ahead.

With that, I’ll turn the call back over to Kent.

Kent Hussey:	Thanks, Tony.

Despite a strong start to fiscal 2010, the continuing stream of mixed messages concerning the economic recovery leads us to expect a year of slow growth.  In addition, we’ve recently seen a step up in promotional activity in the alkaline battery category.  To be clear, we will maintain our value positioning which has been so successful for us in recent quarters by increasing our pack sizes to maintain the price differential we provide to the consumer.  Thankfully, recent steps we’ve taken to consolidate our battery manufacturing, most notably closing our China plant, and lower material costs are helping to offset the increased promotional costs.  We’re also maintaining our (inaudible) control over SG&A costs that has contributed to our improved profitability over the past two years.

In spite of these pressures, I’m pleased to be able to report that we currently expect our fiscal 2010 year over year net sales growth to be between three and five percent and full year fiscal 2010 adjusted EBITDA to be between $335 million and $345 million.  That’s above our projection of $332 million provided last summer in connection with our chapter 11 case.  This would represent adjusted EBITDA growth of between eight and 11 percent over fiscal 2009.  It would also be the third straight year of growth of adjusted EBITDA.  Changes in consumption, competitive activity and foreign exchange could have significant impacts on our business.  However, with one-fourth of the year behind us and many of retail programs in place, we continue to be optimistic about 2010.

Thanks for listening and now we’ll open the call to questions. Operator?

Carey Phelps:	(Christopher)? We lost our operator.

Operator:	I do apologize for that small delay. There happened to be a technical difficulty. Are we prepared for questions?

Kent Hussey:	Yes, we are. Thank you.

Operator:
Perfect.  At this time, I would like to remind everyone, in order to ask a question, press star then the number one on your telephone keypad.  We’ll pause for just a brief moment to compile the Q&A roster.

Your first question comes from the line of (Karru Martinson) from Deutsche Bank. Your line is now open.

(Karru Martinson):	Good evening.

Kent Hussey:	Hi, (Carou). How are you?

(Karru Martinson):With the gains in distribution that you guys got during the holiday season, how much do you think that is sticking with you as you go forward to the year?  Or was that more just kind of holiday displays that you had?

Kent Hussey:
You know I – what we have seen, if you look in North America in the battery business, we’ve had a good uptick in that business pretty consistently over the last 12 months.  And I view that the share gains that we have enjoyed are going to stick with us going forward through 2010.  In the case of Remington, as you know, even though it’s not as seasonal as it once was, you know there was a fair amount of promotional activity during the holiday season, particularly in men’s shaving and grooming products.  We did very well this holiday season and I think the positioning of the products that we have, as I said earlier, the new Flex 360 and the very new flex and pivot foil shaver, as well as our universal cleaning system also give us a very strong product offering.  So I think we’ll be very competitive for the rest of the year in that category, as well.

Global pet, as you know, is not seasonal.  That business is very steady throughout the year and clearly, home and garden is extremely seasonal and we’re just about to enter into that season now, so our shipments are ramping up for the spring selling season.

(Karru Martinson):
(inaudible) we’ve been hearing a lot from other consumer product companies about how there is increased trade spend and very competitive environment.  What are you guys running up against as you go to market?

Kent Hussey:
You know our business model has always been to win the consumer at the shelf.  As you know, we do a nominal amount of media type advertising as compared to many of the big premium brands.  We’ve seen some of the competition shift their money from media to promotional activity you know and we have budgeted and plan to keep pace with that activity in the category.  So we will take whatever steps are appropriate to maintain the value positioning of our products, that’s most notable right now in the battery category.  We think we’re well positioned in our shaving and grooming business, our home and garden business, pet, less so, because of pet we actually have some of the premium brands.  So it is a more competitive world that we’re living in right now, obviously, with slow growth in a lot of the consumer categories, but that’s the model that we thrive in and we always do very well competing in, so we’re very comfortable with where we sit right now.

(Karru Martinson):	OK. And coming out of the holiday season, how are you on inventories at retail?

Kent Hussey:
I think inventories you will hear from most people are at all time lows.  Retailers have been focused on managing their inventory levels down, not just in the last quarter, but in the last year or two depending on the category and we think that the retail trade is going out of the holiday season which is about as healthy and as low an inventory level as we’ve experienced in recent history.

(Karru Martinson):	OK. And just on the acquisition, you know as you guys going forward on all the hoops that you have to hop through and when is the next update that we should be expecting from you guys?

Kent Hussey:
I don’t have a specific date in mind.  You know there’s a lot of steps to go through.  I’m sure we’ll have some information out into the public domain as we call it successfully knock down the individual hurdles that we have to get through and hopefully we’ll have a lot of good news to report before we get to our next quarterly earnings call.  I would suspect that that may be in the form of just some press releases to give you a status as we finish some of the key steps.

(Karru Martinson):	Thank you very much. That would definitely be useful.

Kent Hussey:	Yes. The other thing is you know along the way we will be doing a variety of public filings so there will be a lot of information getting to the public domain that way as well.

(Karru Martinson):	Thank you very much, guys.

Tony Genito:	Take care.

Operator:	Your next question comes from the line of (Ali Debage) from Bernstein. Your line is now open.

(Ali Debage):
Hi.  Thanks for taking my question.  I would like to dig down a little bit, if we could to get some more granularity on batteries.  It looks like it grew very well this quarter.  But first, I wanted to understand how do you think about the growth that you got you know and disaggregating it by early purchasing by retailers versus consumer takeaway?  How should we think about that?

Kent Hussey:
Again, I would go back and say if you look at our business over the last 12 months, we think that our share has been pretty consistent over I’d say the last 10 to 12 months.  We gained a fair amount of share last year.  I think we hit a low about a year and a half ago and then we kind of recovered.  We’ve been fairly steady since then.  Takeaway has been a little bit of a problem in the category; I think you’ve heard that.  The alkaline category actually was down about eight percent in the most recent quarter and about four percent for the last 52 weeks.  Some of the step up in promotional activity that we’re seeing right now in the marketplace will probably have a bit of a dampening effect on the call it the value growth in the category.  But I personally think that’s just a temporary phenomena and as the overall economy begins to recover, I think we’ll go back to a more normal retail environment.

(Ali Debage):	And so what do you think going forward is really the consumer takeaway in batteries here over the next several quarters or year? Both in terms of volumes and organic sales?

Kent Hussey:
Well, volume has been flat to slightly down over the last several years actually and as I said a few minutes ago, I think because of the increase in promotional activity that will further depress the value growth in the category.  But you know I really truly believe that as we see a general economic recovery, people begin spending more on call it electronic devices that will help stimulate consumption, unit consumption in the category again.  So we’re optimistic that as we get through 2010 that you’ll see a bit of recovery in the category.

(Ali Debage):
And just to help me gauge it, how much of battery sales do you see as being part of the cyclical trend?  So you know kids toys, consumer electronics versus more of a replenishment thing, like you’re replacing batteries in your flashlight or something.  Can you help me just think about that from a category perspective?

Kent Hussey:
You know it’s really hard to do, but I – you know it is – it’s not – we don’t view it as a cyclical category.  You know it’s a disposable category.  It actually is reasonably steady over the long haul.  We’ve seen you know a little bit of a slump in the category in the last year or two, but nowhere near as severe as you’ve seen call it the fall off in sales in many other consumer categories.  So I think compared to a lot of other areas, it’s a little bit more – I wouldn’t say it’s recession proof, but it certainly is less volatile than a lot of other consumer categories.

(Ali Debage):
But you haven’t seen a lot of categories get this negative eight you know in staples broadly, let’s say.  So I mean there is an element to your comment earlier on of cyclicality.  It feels like if consumer electronics gets better, batteries gets better.  Is that the wrong way to think about it?

Kent Hussey:
I think part of what you’re seeing now also is, again, it is increased promotional activity where the value per unit is being depressed a little bit on a temporary promotional basis.  We also typically see, it’s characteristic in the industry, more promotional activity during the holidays, the holiday season, because there is a slight increase in the overall takeaway during the season related to holiday purchases.

(Ali Debage):
OK.  And if you were to just indulge me for one more question.  Trying to understand the promotional activity that’s going on or – and first off, I don’t know if it’s promotional or if it’s permanent in terms of pack size changes by one of your major competitors and if you …

Kent Hussey:	I don’t either.

(Ali Debage): …
(inaudible).  So would love to know, first that and then secondly, you know how do you see that change impacting both quantitatively and qualitatively the category growth going forward here in the medium run?

Kent Hussey:
Well, there has been a general trend over the last couple of years to shift consumers to larger pack sizes.  If you go back in time, Rayovac actually was a pioneer in the movement.  That was part of our value positioning that we would encourage consumers to buy a larger pack size and the way we did that was to give the consumer a lower price per battery if he bought more at one time.  We actually were the innovator 10 or 12 years ago with that.  Over the last four or five years, the major competitors have pretty much imitated that and followed us with the same style and so the consumer is actually benefiting because as he shifts his purchases to an eight pack or a 16 pack, as opposed to a four pack, you know he will get a better value there per battery and as a direct result of that because the per battery price is actually declining over time as consumers shift to bigger pack sizes, that’s really what’s depressing some of the value growth in the category.

Of late, we’ve seen competitors add you know two free batteries to their eight packs.  Whether it’s promotional or permanent, I can’t answer that.  I think it’s promotional.  And one of our ways of competing is to typically give the consumer more batteries for the same price as a way of providing significant value and so, during this particular cycle of promotional activity, we’ll increase the number of our batteries to maintain call it the value positioning, the value spread between us and the premium brands.

(Ali Debage):	And so it sounds like you think that battery growth gets depressed even further here as those either promotional or permanent change happens with the pack sizes.

Kent Hussey:	Well, I think you know obviously that has been a trend and that’s something we’re living with right now.

(Ali Debage):	OK. Thanks.

Operator:	Your next question comes from the line of (inaudible). Your line is now open.

Male:	Good afternoon.

Kent Hussey:	Good afternoon.

Tony Genito:	Good afternoon.

Male:
So Kent, you mentioned POS for the category was off eight percent, but obviously your sales were up in the quarter.  So does that suggest that your POS was up for the quarter?  Or was that just a shift in shipment between quarters?

Kent Hussey:
No, that was – our POS has been up strongly pretty much every reporting period over the last 12 months or so.  We have been outperforming the category and remember another distinction about our business, perhaps versus the competition, is we tend to be more concentrated in large mass merchandisers who have steadily themselves been gaining share as opposed to some of the traditional channels.  And so being in the right channels of distribution and having good placement in those retailers is certainly helping grow our business right now.

Male:	Right. And so POS for like, let’s just say the last two quarters for your products, would you say your – what range are you in in the last two quarters in North America?

Kent Hussey:	I don’t have those numbers in front of me, but obviously if you look in the last quarter in North America, we were up 10 percent versus the category that was down roughly eight percent.

Male:	So would you say your POS has been basically inline with your shipments the last quarters?

Kent Hussey:
Yes.  Yes.  You know there may have been a very slight shift between the fourth quarter of last year and the first quarter of this year.  We did see some retailers take holiday merchandise in a little later than they traditionally did.  We would normally start shipping in August and September.  We had some orders that slipped from September into October.  I don’t think that was a big number, but you know that was a – you know part of the impact that we saw in our Q1.

Male:
Right.  Would you anticipate that you know price mix you know net of all trade spending would remain flat year over year going forward in the battery category?  Or would it turn negative because of the pack size changes and the higher you know volume and promotion?

Kent Hussey:
You know as I said to a question a little earlier, obviously, if we’re putting more batteries in a pack at the same retail selling price, ultimately you know the ring to buy a pack is the same, but it will spread out the interval at which people come back to buy replacement batteries because they’re getting more each time they purchase.

Male:	Right.

Kent Hussey:	So it will have – it has to have some impact – negative impact on the value growth in the category.

Male:	Got it. And then on the cost side of the equation, how are we supposed to think about you input costs and zinc in particular?

Kent Hussey:
Zinc went through a little – you know it hit a low and tracked back down to about $1,100 a ton, which was like a 20-year historical average that we saw until we saw the spike a few years ago.  It then rallied up to the mid $2,000 range.  I think as people began to get concerned about a strong global economic recovery and China purchases.  We’ve seen now that people are beginning to realize they were a little early and over exuberant.  Commodities and metals are starting to back down and zinc is around $1,900 now and we’re seeing a little weakness in the market, $1,900 to $2,000.

Tony Genito:	That’s right.

Kent Hussey:
As you know, we’ve talked about this extensively.  We have a very rigorous hedging program where we hedge out actually two years in the future which is essentially a cost averaging mechanism for us, so we basically are moderating over time some of the variations and fluctuations you’re seeing in zinc prices.  Overall, costs are relatively stable right now.  We’re not seeing significant cost increases or significant cost decreases and I think other people in the industry are probably experiencing the same thing.

Male:	Got it. And then can you talk about the EBITDA on an OTM basis for Russell Hobbs?

Kent Hussey:	Well, what we provided in the press release this morning is our projection for fiscal 2010, which is you know, for us, ends at the end of September.

Male:	Right.

Kent Hussey:	We guided people to a range of 430 to 440 for the combined companies.

Male:	Right.

Kent Hussey:
That does not include any synergies because we believe synergies will really begin kicking in until the next fiscal year.  So if you subtract the number that we have given you for Spectrum’s standalone, the OTM number through the end of September that’s included in our projections is about $95 million.

Male:	And is that consistent with what – how the company has done historically? Or is that higher?

Kent Hussey:
That’s higher.  Clearly and Terry can chime in here, over the last two years, they have done a yeoman’s job basically of restructuring you know their costs and have done a great job of improving the financial performance of the business.  And so I think that’s contributed to a much better financial outlook than perhaps people had in their minds from years ago.

Male:	Terry, any color?

Terry Polistina:
Yes.  I – Kent’s exactly right.  Twenty-five months ago, we put the (Applica) and (Sultan) businesses together and the thesis behind this was to take the contributions of the two businesses and layer them on one fixed cost structure and what you have seen over that time period is literally the fixed costs of all the duplicate operations and activities being taken out and that’s really what’s resulting in the strong improvement in EBITDA.

Male:	So the $95 million for this business is what kind of an increase from let’s just say the prior year in ballpark terms?

Kent Hussey:
Well, let me suggest that you know Hobbs is a private company today.  As we go forward here with the financing activities and various securities filings, we’ll be providing a lot more visibility into the history here.  So I’d rather not get into simplistic answer to what’s really a very a complex answer.  But in summary, I think as Terry and I said, they’ve done a wonderful job of restructuring their business.  They’ve done many of the same things that we did here at Spectrum to fix our cost structure, including you know rationalizing their product line, eliminating non performing brands, SKU rationalization, taking out significant overhead costs so that it really is a very different business today from what it was several years ago.  And that’s really one of the reasons that we found it an attractive strategic candidate to bring into the company.

Male:	Fair enough. Thank you.

Operator:	Your next question comes from the line of Bill Chappell from SunTrust. Your line is now open.

Bill Chappell:	Hey, guys.

Kent Hussey:	Hi, Bill.

(Mike Schwartz):	This is actually – this is (Mike Schwartz) filling in for Bill.

Kent Hussey:	All right.

(Mike Schwartz):	Hey, a couple of …

Kent Hussey:	We’ll accept that.

(Mike Schwartz):
Thanks.  I appreciate it.  Couple of quick questions and I think all my questions on the battery side have been answered, but with regards to the pet business, we had heard about a you know a lot of smaller retailers, mom and pop shops, exiting the business in fiscal year ’09.  Trying to just get a feel for how that business is holding up and what you guys are seeing going into 2010 as far as your retailer count.  And if there are incremental you know retailer losses on that side, is that volume being made up by any of the larger retailers?

Kent Hussey:
Yes.  You know what you’re seeing in the PIT industry is exactly what you have seen in call it the home improvement business, the mass merchandiser business, the drugstore business.  It’s the larger more sophisticated, big box national retailers continue to gain share of the total market and the small independent retailers consequently are suffering.  You know we focus very heavily and do a majority of our business with those large sophisticated retailers.  We use distributors to help us service the small mom and pop shops, but it is a much, much smaller part of our overall business and you’re right, they have been harmed and hurt by this economic downturn.  But the industry overall is fairly steady and we’ve been very pleased to see, particularly in our companion animal business, good high single digit growth and actually even in the aquatics business on the consumable portion of that business, we’ve had reasonable growth.  The only portion of that business that’s underperformed, so to speak, is what we call equipment.  These are large aquariums and pumps and accessories that typically are somewhere north of $50 in terms of price points.

As I said in my call earlier, even in spite of the problems in the equipment end of the business being somewhat soft, our overall aquatics business was basically flat this quarter and as you recall, if you go back a year or so ago, the aquatics category was down four to six percent in many quarters.  So there’s been actually a reasonable recovery of the overall segment and again in companion animal, you know that segment of the pet supply industry continues to grow very nicely and our participation continues to be excellent.

(Mike Schwartz):
OK.  Great.  Thanks for the color there.  And one last question on the – you know of your remaining garden business.  How are early season orders shaping up?  And are you guys seeing any shelf space wins?  Any losses there?  And just you know your general outlook for that category?

Kent Hussey:
Yes.  We could not be happier with that business.  You know obviously it was pretty traumatic and a big challenge for us to exit 50 percent of our revenue and maintain good relationships with our key customers.  We went out of our way last year t make sure that our customers were serviced during the transition.  We’re totally out of that business as of essentially one year ago, we’re anniversarying that right now at the end of January.  Good news is that retailers recognize that we have a very attractive offering.  The value positioning, the product innovation, the delivery systems innovation, I think – excuse me – and the very creative point of sale merchandising that we do are very big drivers of the profitability of the category for major retailers.  Our placements are up, both permanent placements – permanent in the sense of permanent during the key season with most of our key retailers and I would say that our promotional activity is dramatically stepped up coming up this season.  So in terms of key promotions during the spring and summer time period for various – excuse me I’ve got a little bit of a hoarseness – are up very, very dramatically.

So we’re very optimistic that this will be an excellent year for our home and garden business both top line and bottom line.

(Mike Schwartz):	OK. Great. Thanks for the responses.

Operator:	Your next question comes from the line of (Matt McCroftski) of Imperial Capital. Your line is now open.

(Mary Gilbert):	Actually, it’s (Mary Gilbert) from Imperial Capital.

Kent Hussey:	Hey, (Mary).

(Mary Gilbert):
Hi.  I had a question kind of following up on Russell Hobbs.  I was actually one of those people that used to follow (Salton) and it appears that the cost savings that were realized you know just kind of roughly speaking, looks like it was around is it sort of fair to say around $60 million?

Kent Hussey:	Yes, I would say somewhere in the $40 million to $50 million range of SG&A savings over a couple of year period is in the right range. Terry, do you agree with that?

Terry Polistina:	I do.

Kent Hussey:	OK.

(Mary Gilbert):
OK.  So 40 to 50 and then, sort of the rest of it kind of reflects other initiatives you know focusing on higher ROI SKUs because I know some of the product lines have been discontinued and kind of focusing on you know where you see opportunities for growth.  And then I thought maybe you could talk about how you’re going to leverage the two businesses in the markets that you are serving.  Could you talk specifically about what those might be?  The new markets you’re going to enter?

Kent Hussey:
Yes.  Let me – I’ll just give you one example, if I could here.  When we bought Remington, it was a wonderful brand, very strong presence in North America, a small business, but meaningful in the UK, zero presence in Western Europe, OK?  No business at all.  That was in 2003.  Our business then was 80 percent men’s shaving and grooming, maybe 20 percent women’s hair care.  Our strategy basically was to take the Remington brand, the Remington product line and carry it across all of Europe, leveraging the very extensive barred up battery infrastructure and customer relationships and sales and marketing platform in Europe.  OK?  Today, almost half of our business is being conducted outside the United States and about half the business is in women’s hair care, largely as a result of the strategy to capitalize on that existing infrastructure that we had in Europe.  So the ability to penetrate new markets and leverage existing call it infrastructure and customer relationships was really key to the success in growing that business.

We see the exact same opportunity with Russell Hobbs.  If you look at Russell Hobbs, I think like 65 percent of the revenue comes from North America.  They have a smaller presence than we do, I think it’s around 18 or 19 percent in Europe and only about 14 percent of their business in Latin America, which is fairly close to what we have.  The difference is though that we have extensive infrastructure in terms of distribution facilities, we have sales and marketing, organizations and structures in virtually every country in Latin America, every country in Western Europe and every country in Eastern Europe.  Russell Hobbs has some, but probably not nearly as extensive and developed as we do.

So taking their product line through our infrastructure, our distribution structure and our customer relationships with a lot of excellent brands and products that are very attractive to consumers over there should enable us to very rapidly grow the size of that business.  By the way, the small kitchen appliance industry surprisingly is a $29 billion global business.  That’s actually bigger than the global consumer products business.  It’s about $5 billion in North America.  It’s actually $12 billion in Europe.  It’s significantly larger in Europe and oh, by the way, the growth category of that industry in Europe was 12 percent compared to about a two to three percent category here in North America during the period of ’03 to ’08.

So if you just look at the size of the market, the growth rate of the market and our extensive presence there, this is going to be a very exciting growth opportunity in a very short period of time.

(Mary Gilbert):	Yes. What timeframe do you think we’re talking about? And do you happen to have the growth statistics by the way for Europe where you see some of the biggest growth opportunities going forward?

Kent Hussey:
Well, it’s their entire product line fits.  Again, if you look at Europe, it’s $12 billion market.  It’s actually the biggest single geographic market for small kitchen appliances and if you understand Europe, there are very small housing units, they’re smaller family units, they tend to cook at home you know and so it’s a great market for the entire product line in the Russell Hobb’s portfolio.  And again, as I said, it grew at 12 percent over the period of ’03 to ’08.  Same thing in Latin America.  Latin America is a much smaller market, it’s I think $2 billion to $3 billion in size, but again we have sales marketing organizations literally in every country in Latin America.  These are products that would typically be sold through large global retailers that you find in the major metropolitan centers.  We service all of those people in Latin America today.  So this should be you know pretty straightforward process to begin to develop a relationship and sell these products in that part of the world.

Just one other example, as long as you’ve got me started here, is when you look at the supply chain side of our businesses, our Remington personal care business we source finished goods in the far east.  They’re sent on containers over to the west coast of the United States or to Latin America or to Europe.  They’re packaged goods that typically get delivered to our major mass merchandiser customers and major big box retailers around the country.  That exact model applies to the Russell Hobbs business, as well.  We have a standing infrastructure of distribution centers in all of these geographic areas.  Russell Hobbs today outsources their distribution function.  This is something we could easily assimilate into our infrastructure and realize significant cost synergies and cost savings.

(Mary Gilbert):	Oh, really? So you’re considering outsourcing distribution?

Kent Hussey:	No, no, no, no. We have our own distribution. They have outsourced distribution.

(Mary Gilbert):	Oh, OK. They would (inaudible) your distribution.

Kent Hussey: (Inaudible) into our platform.

(Mary Gilbert):
Right.  Now do you – do some of your very, very large customers, do they pick up the products, for example if you’re sourcing in Asia, do they pick it up directly there?  Or does it come here, you take possession and then they pick it up?

Kent Hussey:
I think – and first again, all of our cases, we take it into our distribution center and then ship it on to the customer.  I think in the case of Russell Hobbs and Terry, you can answer this, there are some customers who pick up.  We have a few customers, actually pick up at our distribution centers, but by and large the typical mode is we import the goods into our distribution center and then we ship it on and deliver it to the customer.  Terry?

Terry Polistina:	Yes. We have some direct ship from the Orient, but mostly it comes into the United States and this customer that picks up or we ship from our distribution facilities.

(Mary Gilbert):
OK.  And are there – how can we look at working capital?  So if we just assume the two businesses are merged together on a go forward basis, it sounds like we are going to see an increase in working capital because of the growth opportunities year over year, correct?

Kent Hussey:
Yes.  Obviously, you put two big businesses together, there’s going to be an increase in working capital.  I think the good news is from what we’ve seen, they have you know very comparable kinds of DSOs to us.  They have a very good relationships with their retailers.  You know and so you know we’re in the early stages of working out all those details.  So the absolute number will go up.  Obviously, as you have a much bigger entity, but in terms of call it turnover ratios and so on, I think we’ll find we’re fairly comparable.

(Mary Gilbert):	OK. That’s very helpful. Thank you very much.

Operator:	Your next question comes from (Robert Gutman) of (Roboti) & Company. Your line is now open.

(Robert Gutman):
Hi.  Well, a lot of my questions were asked, but I just to get one – make sure I heard something right.  The combined NOL is decreasing.  Is it decreasing by several hundred million dollars?  The number as a result of the transaction?

Kent Hussey:
(Inaudible) I think I’ll ask Tony to answer this, but what he was attempting to say is that there are certain regulations related to what’s called a change of control of the business, it’s section 382 of the …

Tony Genito:	Yes. And it’s defined by the Internal Revenue Service.

Kent Hussey:	And as a result of that, it will limit – this is totally separate from Russell Hobbs. This is strictly Spectrum.

Tony Genito:	Right.

Kent Hussey:
We will essentially not be able to realize call it the full gross amount of NOLs that some of them actually will call it not be able to be utilized in the foreseeable future, but the number we still have is still very significant.  It’s over $300 million.

Tony Genito:	It’s 450.

Kent Hussey:	Yes, it’s 450.

Tony Genito:
Yes.  We got – the numbers I cited were solely for Spectrum’s standalone.  I can tell you that you know as Kent said, you know based on a deemed change in ownership, you know as defined in the Internal Revenue code, we have gone through several ownership changes and there’s a section within the code that specifically – it goes through a very complex calculation, but it limits your ability to utilize NOLs depending upon when they were generated and such.  So with all that being said, what I was mentioning is that we have a $600 million NOL after we emerge from chapter 11 and we applied this cancellation of debt income benefit against that NOL and that ate up some of the NOL.  So we’re left with about $600 million of NOLs and what I said is $150 of that would probably go or you know based on our current calculations would go unused, so we will be able to utilize $450 million and again, based upon our current projections and this is the standalone company, we would not foresee being a U.S. taxpayer for at least the next five years for federal purposes.

(Robert Gutman):	OK. So the 150 that’s going away, that’s due to the transaction?

Kent Hussey:	No.

Tony Genito:	No, no, no.

Kent Hussey:	It has nothing to do with Russell Hobbs. It has to do with the complexities of IRS…

Tony Genito:	Of the existing tax code.

(Robert Gutman):	OK. Also just the combined cap ex, do you have any ideas? (Inaudible) …

Kent Hussey: (Inaudible) combined is fairly modest. I mean our number is $30 million to $35 million and I think Russell Hobbs is five to 10.

Tony Genito:
I can’t speak for Russell Hobbs, but the numbers I cited on cap ex are just for the – which were actually in the last call, which was about $30 million to $35 million is for Spectrum Brands standalone.

(Robert Gutman):	OK. And my last question just the – what would you say it will be going forward, the average – your average cost of borrowing? Average interest expense?

Kent Hussey:
You know I’d like to give you a number, but you know until we actually get in the market and begin the process of placing the debt, I think it’s a bit of a crapshoot.  I think we all know that the credit markets are open now compared to where they were six months ago and that interest rates have come down significantly from where they were six and 12 months ago.  They’re fairly attractive today and hopefully, we will be able to benefit from being in the market here in the not too distant future.

(Robert Gutman):	OK. Thanks.

Tony Genito:	No problem.

Operator:	Your next question comes from the line of (Brian Carleton) of Atlantic Investments. Your line is now open.

(Brian Carleton):
Good evening, gentlemen.  Thank you for taking my questions.  I just had a couple.  I guess you’re still suffering a little bit from exits that you’ve elected to do in Europe.  When do you anticipate that being complete?

Kent Hussey:
I think this year will be the end of it.  Interesting, we’ve found two things; one is the phenomena has abated.  We’re actually starting to regain share and private label is abating.  We saw that, as I said, most notably in Germany.

(Brian Carleton):	Yes.

Kent Hussey:
This was part of our strategy that we’ve had for the last couple of years to not, my words, use our capital on revenues that don’t generate a return.  And in the private label business in Europe was so competitive that many people were selling at cost or below.  We actually had a lot of that business that dates back a couple of years and we’ve decided to exit it, which we have.  The interesting thing is some of the people who we have walked away from in the last one to two years are now coming back because they’re not getting the right level of quality or service from their alternative suppliers.  So we’re optimistic that we’re at the end of that phenomena.

(Brian Carleton):
In terms of competitive activity within North America, I believe that Proctor has increased the number of batteries in their triple A and double A packs and that’s only in the U.S.  Does that foot with what you’re seeing?

Kent Hussey:	Yes. Although we have seen a few instances of that in Europe, as well.

(Brian Carleton):	OK. You made the comment or the comment was made that the belief is that this promotional, it’s temporary. Why do you believe that?

Kent Hussey:	Maybe because I want to. I mean …

(Brian Carleton):
I mean if I quote from Proctor’s last conference call, they said something like, “These pricing interventions are very targeted being – versus being broad based.  We lower prices when competition has initiated pricing and promotional strategies that cause share loss over extended period of time.”  It seems like they want to change their share position and I don’t know, it feels more sort of longer lasting.

Kent Hussey:
You have to remember one thing, it’s a zero sum game.  I mean you know if they’re able to gain back share and invest a lot of money to do that and we saw that happen in the industry back in 2001, 2002, where everybody took the profits down in terms of a quest for one particular competitor to regain his market share and that was a permanent blow to the battery category in North America.  We’ve seen a more rational marketplace for the last several years and then once again, now because we’ve seen the contraction in the overall market because of economic conditions and there has been a shift, we have been successful with our value positioning at performing I think a little better than our competition over the last year.  They may be wanting to abate some of our success and try and get their share back, but the message I’m sending you is you know we’re not going to let them do that.

(Brian Carleton):
Yes.  One of the ways that I was thinking about this is I mean they talked about trade spend being inefficient in this category and that maybe they’re using less trade spend and they’re taking money out of that to be able to have a lower everyday price at high low retailers.  I mean net net, does that still have the impact of lowering value growth in the category?

Kent Hussey:	Yes, it does.

(Brian Carleton):	OK.

Kent Hussey:
If you put more batteries in the pack at the same price, again, the ring per pack may be the same, but if you’re giving the consumer two more batteries, then it – the number of times he comes back to buy batteries is going to be fewer.

(Brian Carleton):
No.  I guess what I’m suggesting is that money that they’re giving to the retailer to offer promotional price points is not being used to offer promotional price points.  So it’s taking that money back …

Kent Hussey:	What we’re seeing is that the price points have stayed the same, but they’re giving more batteries in the pack.

(Brian Carleton):	Yes.

Kent Hussey:	So they’re absorbing the cost of adding two batteries, so their cost of sales is up, but the retail ring is the same.

(Brian Carleton):
OK.  And then the last question, we’re just entering the period where Wal-Mart will start to do their resets here in February.  I just wonder if you have any expectations for any potential shelf space gains or anything like that.

Kent Hussey:	Walk the stores when it’s done.

(Brian Carleton):	Do you know when it will be done?

Kent Hussey:
I thought it was more towards March, April.  I may be wrong.  I know they do a spring reset and it kind of varies a little bit by category and I have to say, I’m not sure whether our batteries is being changed right now, but you know I’ll just say that we are performing exceptionally well right now.  The consumer sees us as providing a great value.  We’re able to tell a consumer our batteries perform as well as the competition and we’re giving them a fairly significant value versus the premium brands.  We have always believed that people try our batteries and realize that what we’re saying is true, we’ll get loyal customers back and I think that’s what we’re seeing right now.  So we think that if we’re delivering not only for the end consumer, but for our customer, the retailer, helping him grow his category and generate more profit dollars, that he’s going to be motivated to award us some more shelf space.  So we’re optimistic that we’ll continue to serve both the end consumer and our customer extremely well.  As I said, the category has been in a bit of decline here for the last year and I think we have been the outperformer, so to speak, especially with our best customers, so.

(Brian Carleton):	Right.

Kent Hussey:	I think that bodes well for us.

(Brian Carleton):	I guess just one last clarifying question. You mentioned that North America battery growth was 10.7 percent in the quarter.

Kent Hussey:	That’s correct.

(Brian Carleton):	Was that pretty similar in each of the months? Or did that ramp up or ramp down? I mean is there any kind of color you can give about the progress through the quarter?

Kent Hussey:
(Inaudible) you know typically the holiday season, again, normally you would see you know ship and storing to go in in September for all the placements during the entire holiday season.  We saw a little bit of a delay in some of that.  The other thing that we saw and I think you heard from a lot of retailers is that at the end of the holiday season, starting in about mid December, you know they pulled back in order to try and minimize the amount of the inventory they were turning out at the holiday season.  So the first two months of the quarter, when we were selling in for the holiday season, were definitely stronger than the third month of the quarter, but that was entirely expected.  That was not anything that surprised us.

(Brian Carleton):	Great. Thank you very much.

Operator:	And your final question comes from the line of (Alex Yackmic) of (Janna) Partners. Your line is now open.

(Alex Yackmic):	Thanks for taking the call. Just a quick question about cap ex for the new business. Should it run about the same as a percentage of revenue as Spectrum standalone? Or what are you sort of anticipate?

Kent Hussey:
(Inaudible) answer is if you look at our businesses, because our personal care business is sourced, finished goods are sourced in the far east, we don’t have manufacturing facilities.  The capital requirements for that business are lower than in our other businesses where we actually do manufacturing.  And I think Remington is very similar.  Their cap ex is relatively modest.  They have an $800 million business and I think their cap ex and I don’t know if you’re still on, Terry, is in the $5 million to $10 million range.

Terry Polistina:	That’s correct.

Kent Hussey:
So, that’s one of the advantages of what we call virtual manufacturing where the supply base in China provides the capacity and makes the investments for you and in return, they have a very good customer who fills up their factories.

(Alex Yackmic):	Got you. All right. No, I appreciate it.

Kent Hussey:
OK.  Thanks, everybody.  I know we covered a lot of territory today.  I hope we didn’t confuse you.  The message here is that Spectrum had a, we think, a very good first quarter of the fiscal year.  We’ve said this before that you know we think the hard work we’ve done over the last couple of years is showing up in our financial results, that’s relative to our cost structure.  That’s also relative to our focus on serving our customers extremely well.  The value positioning is the right place to be right now.  We own that space, we’re going to protect it and continue to make sure that we enjoy the benefits of the hard work we’ve done for the foreseeable future.

The other announcement today concerning bringing Russell Hobbs’ substantial business you know into the Spectrum Brands portfolio, we think is very exciting.  You know they have of the 13 categories they compete in, they’re in number one, two or three position in 10 of the 13 and in five of those categories, they actually have the number one market share in North America.  So these are great brands.  They have great distribution.  They have done a absolutely fantastic job of reinventing themselves over the last couple of years, making a lot of hard decisions, as we did at Spectrum here to improve our business and we think when people better understand what this combined business is going to look like and it’s potential, you will be as excited as we are.

So look forward to posting you in the future and that’s it. Thanks, everybody, for (inaudible).

Tony Genito:	Thanks, everybody.

Kent Hussey:	Bye-bye.

Operator:	This concludes today’s conference call. You may now disconnect.

END